As filed with the Securities and Exchange Commission on July 3, 2018
1933 Act File No. 333-151713
1940 Act File No. 811-22209

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☑

Pre-Effective Amendment No.	☐

Post-Effective Amendment No. 525 and/or	☑

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☑

Amendment No. 528	☑

Global X Funds
(Exact Name of Registrant as Specified in Charter)

600 Lexington Avenue, 20th Floor
New York, NY 10022
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code:  (212) 644-6440

Luis Berruga Global X Management Company LLC 600 Lexington Avenue, 20th Floor New York, NY 10022 (Name and Address of Agent for Service)

With a copy to:

Eric S. Purple, Esq.
Stradley Ronon Stevens & Young, LLP
1250 Connecticut Avenue, N.W., Suite 500
Washington, DC 20036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE
This Post-Effective Amendment No. 525 to the Registration Statement on Form N-1A (File Nos. 333-151713 and 811-22209) of Global X Funds, as amended (the "Registration Statement"), is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing Exhibits (d)(l) and (d)(2) to the Registration Statement to replace prior Exhibits (d)(1)-(32) thereto and to file Exhibit (q). No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 28 of Part C as set forth below.  Accordingly, this Post-Effective Amendment No. 525 consists only of the facing page, this explanatory note and Item 28 of Part C of the Registration Statement setting forth the exhibits to the Registration Statement below. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 525 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C
OTHER INFORMATION

Item 28.		Exhibits

(a)	(1)	Certificate of Trust dated as of March 6, 2008. 1/
	(2)	Declaration of Trust. 2/
	(3)	Amended and Restated Schedule A to the Declaration of Trust dated December 5, 2008. 4/
	(4)	Amended and Restated Schedule A to the Declaration of Trust dated September 18, 2009. 5/
	(5)	Amended and Restated Schedule A to the Declaration of Trust dated April 6, 2010. 7/
	(6)	Amended and Restated Schedule A to the Declaration of Trust dated June 9, 2010. 8/
	(7)	Amended and Restated Schedule A to the Declaration of Trust dated August 27, 2010. 9/
	(8)	Amended and Restated Schedule A to the Declaration of Trust dated November 17, 2010. 10/
	(9)	Amended and Restated Schedule A to the Declaration of Trust dated February 25, 2011. 11/
	(10)	Amended and Restated Schedule A to the Declaration of Trust dated May 11, 2011. 12/
	(11)	Amended and Restated Schedule A to the Declaration of Trust dated August 19, 2011. 13/
	(12)	Amended and Restated Schedule A to the Declaration of Trust dated November 11, 2011. 14/
	(13)	Amended and Restated Schedule A to the Declaration of Trust dated February 24, 2012. 18/
	(14)	Amended and Restated Schedule A to the Declaration of Trust dated May 25, 2012. 19/
	(15)	Amended and Restated Schedule A to the Declaration of Trust dated August 24, 2012. 20/
	(16)	Amended and Restated Schedule A to the Declaration of Trust dated November 16, 2012. 21/
	(17)	Amended and Restated Schedule A to the Declaration of Trust dated February 22, 2013. 22/
	(18)	Amended and Restated Schedule A to the Declaration of Trust dated October 28, 2013. 24/
	(19)	Amended and Restated Schedule A to the Declaration of Trust dated November 15, 2013. 25/
	(20)	Amended and Restated Schedule A to the Declaration of Trust dated September 5, 2014. 27/
	(21)	Amended and Restated Schedule A to the Declaration of Trust dated November 14, 2014. 30/
	(22)	Amended and Restated Schedule A to the Declaration of Trust dated March 10, 2015. 31/
	(23)	Amended and Restated Schedule A to the Declaration of Trust dated April 21, 2015. 32/
	(24)	Amended and Restated Schedule A to the Declaration of Trust dated May 29, 2015. 33/
	(25)	Amended and Restated Schedule A to the Declaration of Trust dated September 11, 2015. 34/
	(26)	Amended and Restated Schedule A to the Declaration of Trust dated November 13, 2015. 34/
	(27)	Amended and Restated Schedule A to the Declaration of Trust dated February 26, 2016. 34/
	(28)	Amended and Restated Schedule A to the Declaration of Trust dated April 19, 2016. 35/
	(29)	Amended and Restated Schedule A to the Declaration of Trust dated September 9, 2016. 36/
	(30)	Amended and Restated Schedule A to the Declaration of Trust dated February 24, 2017. 37/
	(31)	Amended and Restated Schedule A to the Declaration of Trust dated September 20, 2017. 38/
	(32)	Amended and Restated Schedule A to the Declaration of Trust dated February 23, 2018. 39/
	(33)	Amended and Restated Schedule A to the Declaration of Trust dated May 23, 2018. 40/
(b)		By-Laws of the Registrant. 2/
(c)		Not Applicable.
(d)	(1)	Investment Advisory Agreement. *

	(2)	Interim Investment Advisory Agreement. *
(e)	(1)	Form of Distribution Agreement. 2/
	(2)	Form of Authorized Participant Agreement. 3/
	(3)	Amendment Number One to the Distribution Agreement. 5/
	(4)	Amendment Number Two to the Distribution Agreement. 7/
	(5)	Amendment Number Three to the Distribution Agreement. 8/
	(6)	Amendment Number Four to the Distribution Agreement. 9/
(f)		Not Applicable.
(g)	(1)	Form of Custodian Agreement. 2/
	(2)	Amendment to the Custodian Agreement. 5/
	(3)	Amendment to the Custodian Agreement. 7/
	(4)	Amendment to the Custodian Agreement. 8/
	(5)	Amendment to the Custodian Agreement. 9/
	(6)	Amendment to the Custodian Agreement. 10/
	(7)	Amendment to the Custodian Agreement. 11/
	(8)	Amendment to the Custodian Agreement. 12/
	(9)	Amendment to the Custodian Agreement. 13/
	(10)	Amendment to the Custodian Agreement. 14/
	(11)	Amendment to the Custodian Agreement. 15/
	(12)	Amendment to the Custodian Agreement. 18/
	(13)	Amendment to the Custodian Agreement. 19/
	(14)	Amendment to the Custodian Agreement. 20/
	(15)	Amendment to the Custodian Agreement. 21/
	(16)	Amendment to the Custodian Agreement. 22/
	(17)	Amendment to the Custodian Agreement. 24/
	(18)	Amendment to the Custodian Agreement. 25/
	(19)	Amendment to the Custodian Agreement. 27/
	(20)	Amendment to the Custodian Agreement (as of November 14, 2014). 30/
	(21)	Amendment to the Custodian Agreement (as of March 10, 2015). 31/
	(22)	Amendment to the Custodian Agreement (as of April 21, 2015). 32/
	(23)	Amendment to the Custodian Agreement (as of May 29, 2015). 33/
	(24)	Amendment to the Custodian Agreement (as of September 11, 2015). 34/
	(25)	Amendment to the Custodian Agreement (as of November 13, 2015). 34/
	(26)	Amendment to the Custodian Agreement (as of February 26, 2016). 34/
	(27)	Amendment to the Custodian Agreement (as of April 19, 2016). 35/
	(28)	Amendment to the Custodian Agreement (as of September 9, 2016). 36/
	(29)	Amendment to the Custodian Agreement (as of February 24, 2017). 37/
	(30)	Amendment to the Custodian Agreement (as of September 20, 2017). 38/
	(31)	Amendment to the Custodian Agreement (as of February 23, 2018). 39/
	(32)	Amendment to the Custodian Agreement (as of May 23, 2018). 40/
(h)	(1)	Form of Transfer Agency Services Agreement. 2/
	(2)	Amendment to the Transfer Agency Services Agreement. 5/
	(3)	Amendment to the Transfer Agency Services Agreement. 7/
	(4)	Amendment to the Transfer Agency Services Agreement. 8/

(5)	Amendment to the Transfer Agency Services Agreement. 9/
(6)	Amendment to the Transfer Agency Services Agreement. 10/
(7)	Amendment to the Transfer Agency Services Agreement. 11/
(8)	Amendment to the Transfer Agency Services Agreement. 12/
(9)	Amendment to the Transfer Agency Services Agreement. 13/
(10)	Amendment to the Transfer Agency Services Agreement. 14/
(11)	Amendment to the Transfer Agency Services Agreement. 15/
(12)	Amendment to the Transfer Agency Services Agreement. 18/
(13)	Amendment to the Transfer Agency Services Agreement. 19/
(14)	Amendment to the Transfer Agency Services Agreement. 20/
(15)	Amendment to the Transfer Agency Services Agreement. 21/
(16)	Amendment to the Transfer Agency Services Agreement. 22/
(17)	Amendment to the Transfer Agency Services Agreement. 24/
(18)	Amendment to the Transfer Agency Services Agreement. 25/
(19)	Amendment to the Transfer Agency Services Agreement. 27/
(20)	Amendment to the Transfer Agency Services Agreement (as of November 14, 2014). 30/
(21)	Amendment to the Transfer Agency Services Agreement (as of March 10, 2015). 31/
(22)	Amendment to the Transfer Agency Services Agreement (as of April 21, 2015). 32/
(23)	Amendment to the Transfer Agency Services Agreement (as of May 29, 2015). 33/
(24)	Amendment to the Transfer Agency Services Agreement (as of September 11, 2015). 34/
(25)	Amendment to the Transfer Agency Services Agreement (as of November 13, 2015). 34/
(26)	Amendment to the Transfer Agency Services Agreement (as of February 26, 2016). 34/
(27)	Amendment to the Transfer Agency Services Agreement (as of April 19, 2016). 35/
(28)	Amendment to the Transfer Agency Services Agreement (as of September 9, 2016). 36/
(29)	Amendment to the Transfer Agency Services Agreement (as of February 24, 2017). 37/
(30)	Amendment to the Transfer Agency Services Agreement (as of September 20, 2017). 38/
(31)	Amendment to the Transfer Agency Services Agreement (as of February 23, 2018). 39/
(32)	Amendment to the Transfer Agency Services Agreement (as of May 23, 2018). 40/
(33)	Form of Administration Agreement. 2/
(34)	Form of Supervision and Administration Agreement. 3/
(35)	Amended and Restated Schedule A dated December 5, 2008 to the Supervision and Administration Agreement. 4/
(36)	Amended and Restated Schedule A dated September 18, 2009 to the Supervision and Administration Agreement. 5/
(37)	Amended and Restated Schedule A dated February 26, 2010 to the Supervision and Administration Agreement. 6/
(38)	Amended and Restated Schedule A dated April 6, 2010 to the Supervision and Administration Agreement. 7/
(39)	Amended and Restated Schedule A dated June 9, 2010 to the Supervision and Administration Agreement. 8/
(40)	Amended and Restated Schedule A dated August 27, 2010 to the Supervision and Administration Agreement. 9/
(41)	Amended and Restated Schedule A dated November 17, 2010 to the Supervision and Administration Agreement. 10/
(42)	Amended and Restated Schedule A dated February 25, 2011 to the Supervision and Administration Agreement. 11/

(43)	Amended and Restated Schedule A dated May 11, 2011 to the Supervision and Administration Agreement. 12/
(44)	Amended and Restated Schedule A dated August 19, 2011 to the Supervision and Administration Agreement. 13/
(45)	Amended and Restated Schedule A dated November 11, 2011 to the Supervision and Administration Agreement. 14/
(46)	Amended and Restated Schedule A dated February 24, 2012 to the Supervision and Administration Agreement. 18/
(47)	Amended and Restated Schedule A dated May 25, 2012 to the Supervision and Administration Agreement. 19/
(48)	Amended and Restated Schedule A dated August 24, 2012 to the Supervision and Administration Agreement. 20/
(49)	Amended and Restated Schedule A dated November 16, 2012 to the Supervision and Administration Agreement. 21/
(50)	Amended and Restated Schedule A dated February 22, 2013 to the Supervision and Administration Agreement. 22/
(51)	Amended and Restated Schedule A dated October 28, 2013 to the Supervision and Administration Agreement. 24/
(52)	Amended and Restated Schedule A dated November 15, 2013 to the Supervision and Administration Agreement. 25/
(53)	Amended and Restated Schedule A dated September 5, 2014 to the Supervision and Administration Agreement. 27/
(54)	Amended and Restated Schedule A dated November 14, 2014 to the Supervision and Administration Agreement. 30/
(55)	Amended and Restated Schedule A dated March 10, 2015 to the Supervision and Administration Agreement. 31/
(56)	Amended and Restated Schedule A dated April 21, 2015 to the Supervision and Administration Agreement. 32/
(57)	Amended and Restated Schedule A dated May 29, 2015 to the Supervision and Administration Agreement. 33/
(58)	Amended and Restated Schedule A dated September 11, 2015 to the Supervision and Administration Agreement. 34/
(59)	Amended and Restated Schedule A dated November 13, 2015 to the Supervision and Administration Agreement. 34/
(60)	Amended and Restated Schedule A dated February 26, 2016 to the Supervision and Administration Agreement. 34/
(61)	Amended and Restated Schedule A dated April 19, 2016 to the Supervision and Administration Agreement. 35/
(62)	Amended and Restated Schedule A dated September 9, 2016 to the Supervision and Administration Agreement. 36/
(63)	Amended and Restated Schedule A dated February 24, 2017 to the Supervision and Administration Agreement. 37/
(64)	Amended and Restated Schedule A dated September 20, 2017 to the Supervision and Administration Agreement. 38/
(65)	Amended and Restated Schedule A dated February 23, 2018 to the Supervision and Administration Agreement. 39/
(66)	Amended and Restated Schedule A dated May 23, 2018 to the Supervision and Administration Agreement. 40/
(67)	Amended and Restated Supervision and Administration Agreement. 16/

	(68)	Form of Sub-Administration Agreement. 6/
	(69)	Amendment Number One to Sub-Administration Agreement. 5/
	(70)	Amendment Number Two to Sub-Administration Agreement. 7/
	(71)	Amendment Number Eight to Sub-Administration Agreement. 13/
	(72)	Amendment Number Fifteen to Sub-Administration Agreement. 26/
	(73)	Amendment Number Eighteen to Sub-Administration Agreement. 27/
	(74)	Amendment Number Nineteen to Sub-Administration Agreement. 30/
	(75)	Amendment Number Twenty to Sub-Administration Agreement. 31/
	(76)	Amendment Number Twenty-One to Sub-Administration Agreement. 32/
	(77)	Amendment Number Twenty-Two to Sub-Administration Agreement. 33/
	(78)	Amendment Number Twenty-Three to Sub-Administration Agreement. 33/
	(79)	Amendment Number Twenty-Four to Sub-Administration Agreement. 34/
	(80)	Amendment Number Twenty-Five to Sub-Administration Agreement. 34/
	(81)	Amendment Number Twenty-Six to Sub-Administration Agreement. 34/
	(82)	Amendment Number Twenty-Seven to Sub-Administration Agreement. 34/
	(83)	Amendment Number Twenty-Eight to Sub-Administration Agreement. 35/
	(84)	Amendment Number Twenty-Nine to Sub-Administration Agreement. 35/
	(85)	Amendment Number Thirty to Sub-Administration Agreement. 36/
	(86)	Amendment Number Thirty-One to Sub-Administration Agreement. 37/
	(87)	Amendment Number Thirty-Two to Sub-Administration Agreement. 38/
	(88)	Amendment Number Thirty-Three to Sub-Administration Agreement. 39/
	(89)	Amendment Number Thirty-Four to Sub-Administration Agreement. 40/
	(90)	Form of Sub-License Agreement. 3/
	(91)	Amended and Restated Schedules A and B to the Index Sub-License Agreement. 7/
	(92)	Amended and Restated Schedules A and B to the Index Sub-License Agreement. 8/
	(93)	Amended and Restated Sub-License Agreement. 25/
	(94)	Expense Limitation Agreement. 14/
	(95)	Expense Limitation Agreement for Global X Scientific Beta US ETF. 34/
	(96)	Expense Limitation Agreement for Global X U.S. Infrastructure Development ETF. 39/
	(97)	Expense Limitation Agreement for Global X Longevity Thematic ETF. 39/
	(98)	Expense Limitation Agreement for Global X Health & Wellness Thematic ETF. 39/
	(99)	Expense Limitation Agreement for Global X Millennials Thematic ETF. 39/
(i)	(1)	Opinion and Consent of Counsel. 41/
(j)	(1)	Consent of PricewaterhouseCoopers LLP.
	(2)	Consent of Ernst & Young, LLP.
	(3)	Consent of Sanville & Company. 16/
(k)		Not applicable
(l)		Initial Capital Agreement. 3/
(m)	(1)	Form of Distribution and Service Plan. 3/
	(2)	Amended and Restated Schedule A to the Distribution and Service Plan. 5/
	(3)	Amended and Restated Schedule A to the Distribution and Service Plan. 8/
	(4)	Amended and Restated Schedule A to the Distribution and Service Plan. 9/

	(5)	Amended and Restated Schedule A to the Distribution and Service Plan. 10/
	(6)	Amended and Restated Schedule A to the Distribution and Service Plan. 11/
	(7)	Amended and Restated Schedule A to the Distribution and Service Plan. 12/
	(8)	Amended and Restated Schedule A to the Distribution and Service Plan. 13/
	(9)	Amended and Restated Schedule A to the Distribution and Service Plan. 14/
	(10)	Amended and Restated Schedule A to the Distribution and Service Plan. 18/
	(11)	Amended and Restated Schedule A to the Distribution and Service Plan. 19/
	(12)	Amended and Restated Schedule A to the Distribution and Service Plan. 20/
	(13)	Amended and Restated Schedule A to the Distribution and Service Plan. 21/
	(14)	Amended and Restated Schedule A to the Distribution and Service Plan. 22/
	(15)	Amended and Restated Schedule A to the Distribution and Service Plan. 24/
	(16)	Amended and Restated Schedule A to the Distribution and Service Plan. 25/
	(17)	Amended and Restated Schedule A to the Distribution and Service Plan. 27/
	(18)	Amended and Restated Schedule A to the Distribution and Service Plan (as of November 14, 2014). 30/
	(19)	Amended and Restated Schedule A to the Distribution and Service Plan (as of March 10, 2015). 31/
	(20)	Amended and Restated Schedule A to the Distribution and Service Plan (as of April 21, 2015). 32/
	(21)	Amended and Restated Schedule A to the Distribution and Service Plan (as of May 29, 2015). 33/
	(22)	Amended and Restated Schedule A to the Distribution and Service Plan (as of September 11, 2015). 34/
	(23)	Amended and Restated Schedule A to the Distribution and Service Plan (as of November 13, 2015). 34/
	(24)	Amended and Restated Schedule A to the Distribution and Service Plan (as of February 26, 2016). 34/
	(25)	Amended and Restated Schedule A to the Distribution and Service Plan (as of April 19, 2016). 35/
	(26)	Amended and Restated Schedule A to the Distribution and Service Plan (as of September 9, 2016). 36/
	(27)	Amended and Restated Schedule A to the Distribution and Service Plan (as of February 24, 2017). 37/
	(28)	Amended and Restated Schedule A to the Distribution and Service Plan (as of September 20, 2017). 38/
	(29)	Amended and Restated Schedule A to the Distribution and Service Plan (as of February 23, 2018). 39/
	(30)	Amended and Restated Schedule A to the Distribution and Service Plan (as of May 23, 2018). 40/
(n)		Not applicable
(o)		Not applicable
(p)	(1)	Code of Ethics of Global X Funds and Global X Management Company LLC. 4/
	(2)	Code of Ethics of Global X Funds and Global X Management Company LLC. 29/
	(3)	Code of Ethics of Distributor. 4/
(q)		Powers of Attorney. *

* Filed herein.
1/ Incorporated by reference from the Registrant's initial Registration Statement, SEC File No. 333-151713, filed June 17, 2008.

2/ Incorporated by reference from the Registrant's Pre-effective Amendment #1, SEC File No. 333-151713, filed August 15, 2008.
3/ Incorporated by reference from the Registrant's Pre-effective Amendment #2, SEC File No. 333-151713, filed October 27, 2008.
4/ Incorporated by reference from the Registrant's Post-effective Amendment #2, SEC File No. 333-151713, filed January 20, 2009.
5/ Incorporated by reference from the Registrant's Post-effective Amendment #4, SEC File No. 333-151713, filed November 16, 2009.
6/ Incorporated by reference from the Registrant's Post-effective Amendment #7, SEC File No. 333-151713, filed February 26, 2010.
7/ Incorporated by reference from the Registrant's Post-effective Amendment #9, SEC File No. 333-151713, filed April 16, 2010.
8/ Incorporated by reference from the Registrant's Post-effective Amendment #11, SEC File No. 333-151713, filed June 16, 2010.
9/ Incorporated by reference from the Registrant's Post-effective Amendment #15, SEC File No. 333-151713, filed October 27, 2010.
10/ Incorporated by reference from the Registrant's Post-effective Amendment #20, SEC File No. 333-151713, filed January 10, 2011.
11/ Incorporated by reference from the Registrant's Post-effective Amendment #31, SEC File No. 333-151713, filed May 3, 2011.
12/ Incorporated by reference from the Registrant's Post-effective Amendment #32, SEC File No. 333-151713, filed May 11, 2011.
13/ Incorporated by reference from the Registrant's Post-effective Amendment #41, SEC File No. 333-151713, filed September 20, 2011.
14/ Incorporated by reference from the Registrant's Post-effective Amendment #52, SEC File No. 333-151713, filed November 22, 2011.
15/ Incorporated by reference from the Registrant's Post-effective Amendment #59, SEC File No. 333-151713, filed February 3, 2012.
16/ Incorporated by reference from the Registrant's Post-effective Amendment #62, SEC File No. 333-151713, filed February 23, 2012.
18/ Incorporated by reference from the Registrant's Post-effective Amendment #68, SEC File No. 333-151713, filed April 25, 2012.
19/ Incorporated by reference from the Registrant's Post-effective Amendment #71, SEC File No. 333-151713, filed May 29, 2012.
20/ Incorporated by reference from the Registrant's Post-effective Amendment #80, SEC File No. 333-151713, filed September 5, 2012.
21/ Incorporated by reference from the Registrant's Post-effective Amendment #93, SEC File No. 333-151713, filed November 26, 2012.
22/ Incorporated by reference from the Registrant's Post-effective Amendment #122, SEC File No. 333-151713, filed July 30, 2013.
24/ Incorporated by reference from the Registrant's Post-effective Amendment # 128, SEC File No. 333-151713, filed October 29, 2013.
25/ Incorporated by reference from the Registrant's Post-effective Amendment # 133, SEC File No. 333-151713, filed February 5, 2014.
26/ Incorporated by reference from the Registrant's Post-effective Amendment # 135, SEC File No. 333-151713, filed February 25, 2014.
27/Incorporated by reference from the Registrant's Post-effective Amendment # 167, SEC File No. 333-151713, filed September 17, 2014.
28/Incorporated by reference from the Registrant's Post-effective Amendment # 173, SEC File No. 333-151713, filed September 29, 2014.
29/Incorporated by reference from the Registrant's Post-effective Amendment # 211, SEC File No. 333-151713, filed February 26, 2015.

30/Incorporated by reference from the Registrant's Post-effective Amendment # 218, SEC File No. 333-151713, filed March 11, 2015.
31/Incorporated by reference from the Registrant's Post-effective Amendment # 220, SEC File No. 333-151713, filed March 19, 2015.
32/Incorporated by reference from the Registrant's Post-effective Amendment # 243, SEC File No. 333-151713, filed May 21, 2015.
33/Incorporated by reference from the Registrant's Post-effective Amendment # 269, SEC File No. 333-151713, filed September 9, 2015.
34/Incorporated by reference from the Registrant's Post-effective Amendment # 331, SEC File No. 333-151713, filed March 24, 2016.
35/Incorporated by reference from the Registrant's Post-effective Amendment # 346, SEC File No. 333-151713, filed May 6, 2016.
36/Incorporated by reference from the Registrant's Post-effective Amendment # 392, SEC File No. 333-151713, filed October 25, 2016.
37/Incorporated by reference from the Registrant's Post-effective Amendment # 423, SEC File No. 333-151713, filed February 21, 2017.
38/Incorporated by reference from the Registrant's Post-effective Amendment # 481, SEC File No. 333-151713, filed October 2, 2017.
39/Incorporated by reference from the Registrant's Post-effective Amendment # 498, SEC File No. 333-151713, filed February 27, 2018.
40/Incorporated by reference from the Registrant's Post-effective Amendment # 521, SEC File No. 333-151713, filed June 8, 2018.
41/ Incorporated by reference from the Registrant's Post-effective Amendment # 524, SEC File No. 333-151713, filed June 22, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Act and the Investment Company Act of 1940, as amended (the "1940 Act"), the Registrant has duly caused this Post-Effective Amendment No. 525 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City and State of New York on the 3rd day of July, 2018.
Global X Funds
/s/ Luis Berruga
Luis Berruga
President

Pursuant to the requirements of the Securities Act and the 1940 Act, this Registration Statement has been signed by the following persons in the capacities and on the date set forth below:

Name	Title	Date

/s/ Luis Berruga	Trustee, President, Chief Operating Officer, Treasurer, Principal Accounting Officer, and Chief Financial Officer	July 3, 2018
Luis Berruga

*	Trustee	July 3, 2018
Sanjay Ram Bharwani

*	Trustee	July 3, 2018
Charles A. Baker

*	Trustee	July 3, 2018
Clifford J. Weber

* /s/ Luis Berruga
Attorney-In-Fact, pursuant to power of attorney

Exhibit Index

(d)(1)	Investment Advisory Agreement

(d)(2)	Interim Investment Advisory Agreement

(q)	Powers of Attorney